EXHIBIT 99.1



Contact:     Neal A. Petrovich - (434) 773-2242
             Senior Vice President and Chief Financial Officer

Distribute:  PR Newswire, Virginia State/Local News Lines

Date:        April 22, 2005

Traded:      NASDAQ National Market               Symbol:  AMNB


 AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES EXPANSION INTO LYNCHBURG, VIRGINIA
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     FOR IMMEDIATE RELEASE (Danville, Virginia) -- American National Bankshares
Inc. (NASDAQ: AMNB) today announced its expansion into Lynchburg, Virginia. As a part of the corporation's previously announced plan for growth and expansion, Danny L. Elmore and Mark A. Strosnider, residents of Lynchburg, have joined American National Bank and Trust Company as Vice Presidents to open a loan production office at 18321 Forest Road, Route 221, Lynchburg, Virginia.

     "We are pleased to have such experienced and respected bankers as Danny and Mark join our team at American National," stated Charles H. Majors, President and Chief Executive Officer. "Likewise, we are excited about expanding into the Lynchburg market, which provides us with excellent opportunities for growth. Lynchburg fits into our strategic goal of expanding into higher-growth, contiguous markets."

     The Bank intends to hire additional staff in Lynchburg and to promptly file a branch application with the Comptroller of the Currency. "While we will initially focus on loan production, we plan to open a retail branch office in the same building," stated Majors. "We are also working to identify other potential branch sites within the Lynchburg market."

     American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank with thirteen offices in Danville, Chatham, Collinsville, Gretna, Martinsville, Henry County, and South Boston, Virginia; a loan production office in Lynchburg, Virginia; one office in Yanceyville, North Carolina; and a loan production office in Greensboro, North Carolina. American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance. Services are also provided through nineteen ATMs, "AmeriLink" Internet banking, and our 24-hour "Access American" phone banking. Additional information is available on our website at www.amnb.com. The shares of American National Bankshares Inc. are traded on the NASDAQ National Market under the symbol "AMNB".



     This press release may contain "forward-looking statements," within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.